EXHIBIT 4.4

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following is a description of securities of American Strategic Investment Co. registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 31, 2022 and certain provisions of the Maryland General Corporation Law (the “MGCL”), and our charter and our bylaws. The description is a summary, does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and are incorporated by reference herein.
As used herein, the terms “Company,” “we,” “our” and “us” refer to American Strategic Investment Co., a Maryland corporation.
General
Our charter authorizes us to issue up to 350,000,000 shares of stock, consisting of 300,000,000 shares of Class A common stock, $0.01 par value per share (“Class A common stock”), and 50,000,000 shares of preferred stock, $0.01 par value per share.
As of December 31, 2022, we had 15,090,384 (1,886,298 adjusted for the 1-for-8 reverse stock split on January 11, 2023) shares of Class A common stock and no shares of any other class or series of stock issued and outstanding. After the completion of the reverse stock split and as of March 13, 2023, we had 2,303,896 shares of Class A common stock issued and outstanding and no shares of any other class or series of stock issued and outstanding.

Our board of directors, with the approval of a majority of the entire board and without any action taken by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of our stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., which also serves as the rights agent for the rights that are attached to all shares of our Class A common stock (the “Class A Rights”).
Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “NYC,” and the Class A Rights have been approved for listing on the NYSE.
Common Stock
On August 18, 2020, we listed shares of our Class A common stock on the NYSE. In anticipation of the listing, we implemented a series of corporate actions which resulted in the bifurcation of our common stock into Class A common stock and Class B common stock, $0.01 par value per share (“Class B common stock” and, together with Class A common stock, our “common stock”), in a net reduction of 2.43 shares for every one share of common stock outstanding prior to these corporate actions. To effect the listing, and to address the potential for selling pressure that may have existed at the outset of listing, we listed only shares of Class A common stock, which represented approximately 25% of the outstanding shares of our common stock, on the

NYSE when trading commenced. Our other class of outstanding stock was Class B common stock, which comprised approximately 75% of the outstanding shares of our common stock at that time. On December 16, 2020, March 1, 2021 and August 13, 2021, 3,189,204, 3,176,127 and 3,176,114 shares (398,650, 397,016 and 397,014 adjusted for the 1-for-8 reverse stock split on January 11, 2023) in respectively, of Class B common stock converted into shares of Class A common stock and were listed on the NYSE, resulting in no shares of Class B common stock outstanding since August 13, 2021.
Subject to any preferential rights of any other class or series of stock, the holders of shares of common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. Upon issuance for full payment in accordance with the terms of this offering, all shares of common stock issued in the offering will be fully paid and nonassessable. Holders of shares of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, exchange, sinking fund or redemption rights. There are no conversion rights with respect to the shares of our common stock. Holders of shares of common stock will not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders would otherwise be entitled to exercise appraisal rights. Shares of our common stock have equal distribution, liquidation and other rights.
Preferred Stock
Under our charter, our board of directors, without stockholder approval, is authorized to approve the issuance of shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series and to fix the terms thereof. Our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.
Some of the rights, preferences, privileges and restrictions of the shares of preferred stock of a class or series may include the following:
•distribution rights;
•conversion rights;
•voting rights;
•redemption rights and terms of redemptions; and
•liquidation preferences.
Series A Preferred Stock
As of December 31, 2022, 15,000 shares of preferred stock were classified and designated as the Company’s Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), pursuant to our charter.

As described in more detail below under “-Preferred Stock Purchase Rights,” each Class A Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock at a price of $55.00 per one one-thousandth of a share of Series A Preferred Stock represented by a Class A Right, subject to adjustment. Each one-

thousandth of a share of Series A Preferred Stock will entitle the holder thereof to the same dividends and liquidation rights as if the holder held one share of our Class A common stock and will be treated the same as a share of our Class A common stock in the event of a merger, consolidation or other share exchange.
Preferred Stock Purchase Rights
On August 18, 2020, the Company declared a dividend, payable on August 28, 2020, of one Class A Right for and on each share of Class A common stock and one Class B Right (the “Class B Right” and together with the Class A Right, the “Rights”) for and on each share of Class B common stock, in each case, outstanding on the close of business on August 28, 2020 to the stockholders of record on that date, as previously authorized by our board of directors. In connection with the conversion of shares of Class B common stock into shares of Class A common stock as discussed above, the Class B Right attached to each share of Class B common stock was cancelled and retired and a new Class A Right attached to each share of Class A common stock issued upon conversion.
Initially, the Class A Rights will be attached to shares of Class A common stock, and no separate certificates representing the Class A Rights (“Right Certificates”) will be issued. Until the Distribution Date (as defined below), the Class A Rights will be inseparable from the underlying shares of Class A common stock, and the Company will generally issue one Class A Right with respect to each new share of Class A common stock so that all shares of Class A common stock will have Class A Rights attached.
In connection with the distribution of the Rights, the Company entered into an Amended and Restated Rights Agreement (the “A&R Rights Agreement”), dated as of August 17, 2020 (the “Execution Date”), with Computershare Trust Company, N.A., as rights agent. The Company amended the A&R Rights Agreement on August 12, 2021 and on August 10, 2022 solely for the purpose of extending the expiration date of the Rights. The Company further amended the A&R Rights Agreement on January 23, 2023 solely for the purpose of exempting any purchase of the Company’s Class A common stock made in connection with exercising Subscription Rights (as defined below) from the ownership limits contained in the A&R Rights Agreement. The Rights are in all respects subject to and governed by the provisions of the A&R Rights Agreement, as amended from time to time, and the terms of the Series A Preferred Stock contained in the Company’s Articles Supplementary classifying and designating Series A Preferred Stock, as filed with the Securities and Exchange Commission (the “SEC”) on August 18, 2020.
Distribution Date
The “Distribution Date” generally means the earlier of:
•the close of business on the 10th business day after the earlier of the date of the public announcement by the Company or a person or entity that results in the person or entity being an Acquiring Person (as defined below) or the date that a majority of our board of directors becomes aware that a person or entity has become an Acquiring Person; and
•the close of business on the 10th business day (or a later day as may be designated by our board of directors before any person or entity has become an Acquiring Person) after the date of the commencement by a person of, or the first public announcement of an intention to commence (which remains in effect for five business days), a tender or exchange offer by the person or entity which would, if consummated, result in the person or entity becoming an Acquiring Person.
Our board of directors may determine to delay the occurrence of the Distribution Date under certain limited circumstances, including, among other things, to preserve the Company’s status as a real estate investment trust for U.S. federal income tax purposes.

On the Distribution Date, the Class A Rights will separate and begin trading separately from the underlying shares of Class A common stock. As soon as practicable after the Distribution Date, unless the Class A Rights are recorded in book-entry or another uncertificated form, the Company will prepare and cause the Right Certificates to be delivered to each record holder of shares of Class A common stock as of the Distribution Date (other than any Acquiring Person, its affiliates and associates).
In addition, on the Distribution Date, proper provision will be made by the Company to provide each holder (other than the Company) of Class A Units in the Company’s operating partnership with the number of Class A Rights that would have been issued to the holder as if the Company had redeemed all holders’ Class A Units for shares of Class A common stock pursuant to and subject to the terms and conditions of the agreement of limited partnership of the Company’s operating partnership immediately prior to the Distribution Date.
Exercisability
The Class A Rights will not be exercisable until the Distribution Date. After the Distribution Date, each Class A Right (including the Class A Rights issued upon the conversion of shares of Class B common stock into shares of Class A common stock) will be exercisable to purchase one one-thousandth of a share of Series A Preferred Stock for $55.00 (the “Purchase Price”). This portion of a share of Series A Preferred Stock will give the holder approximately the same dividend, voting and liquidation rights as a holder of one share of Class A common stock. Unless and until they exercise their Class A Rights, holders of Class A Rights, in that capacity, have no rights as a stockholder of the Company. These Class A Rights may not be exercised if, in the judgment of our board of directors based on the advice of counsel, the exercise could result in the Company failing to qualify as a REIT.
Acquiring Person
An “Acquiring Person” generally means any person or entity that or which, together with its affiliates and associates, is or becomes on or after the close of business on the Execution Date the Beneficial Owner (as described below) of 4.9% or more of the shares of common stock then outstanding. The term Acquiring Person does not include:

•the Company or any of its subsidiaries;

•any employee benefit plan of the Company or any of its subsidiaries or New York City Advisors, LLC (the “Advisor”), the Company’s advisor;
•any entity or trustee holding shares of common stock for or pursuant to the terms of any employee benefit plan or for the purpose of funding any plan or other benefits for employees of the Company or of any of its subsidiaries or the Advisor;
•any passive investor, which generally means any person or entity Beneficially Owning shares of common stock without a plan or an intent to seek control of or influence the control of the Company, but excluding any person or entity that makes a tender offer, mini or otherwise;
•any person or entity that our board of directors, or a committee thereof, has permitted to Beneficially Own a specified percentage of 4.9% or more of the shares of common stock then outstanding but only for so long as the person or entity does not acquire, without the prior approval of our board of directors, Beneficial Ownership of any additional shares of common stock above the specified percentage;
•any person or entity who becomes the Beneficial Owner of 4.9% or more of the shares of common stock solely as a result of the exercise of subscription rights granted to holders of record of common stock as of 5:00 p.m., Eastern Time, on January 12, 2023 to subscribe for shares of common stock (the “Subscription Rights”) but only for so long as the person or entity does not acquire, without the prior approval of our board of directors, or a committee thereof, Beneficial Ownership of any additional shares of common stock above the greater of the permitted percentage and 4.9% of the outstanding shares of common stock; and
•any person or entity that would otherwise be deemed an Acquiring Person as of the close of business on the Execution Date, but only for so long as the person or entity does not acquire, without the prior approval of our board of directors, Beneficial Ownership of any additional shares of common stock.
The A&R Rights Agreement also provides that our board of directors may exempt any person or entity from being an Acquiring Person prior to the person or entity becoming an Acquiring Person, subject to the right of our board of directors to revoke the exemption.
Securities “Beneficial Owned” by a person, together with its affiliates and associates, include:

•any securities beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 of the Exchange Act;
• except under limited circumstances, securities with respect to which the person, or any of its affiliates or associates, has the right or obligation to acquire or vote pursuant to any agreement, arrangement or understanding;

• any securities which are Beneficially Owned, directly or indirectly, by any other person with which the person, or any of its affiliates or associates, has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting or disposing of any voting securities of the Company, and which the person or entity, or any of its affiliates or associates, is acting in concert with towards a common goal relating to (i) acquiring, holding, voting or disposing of voting securities of the Company or (ii) changing or influencing the control of the Company; and
• any securities which are the subject of, or the reference securities for, or that underlie, any derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of the underlying equity increases.
On February 4, 2022, the Company entered into a Rights Plan Waiver Agreement (the “Rights Plan Waiver Agreement”) with the Advisor and Bellevue Capital Partners, LLC (“Bellevue”), an entity that controls the Advisor, granting a waiver from the provisions contained in Section 1.1 of the A&R Rights Agreement to permit each of Bellevue, the Advisor, entities controlled by Bellevue, Edward M. Weil, Jr., who is an officer and director of the Company, an officer of the Advisor and a holder of a non-controlling interest in Bellevue, and their respective affiliates and certain other entities and individuals who would be treated as Beneficially Owning or Constructively Owning (each as defined in our charter as in effect at such time) shares of Class A common stock held by either or both of Bellevue and the Advisor, including Mr. Weil, to Beneficially Own shares of Class A common stock in an amount up to 20% of the outstanding shares of Class A common stock (subject to certain constraints for each such entity and individual on the total actual ownership of shares by such entities and individuals that equals 20% of the outstanding shares of Class A common stock in the aggregate) without being deemed an “Acquiring Person” under Section 1.1 of the A&R Rights Agreement, subject to the terms set forth in the Rights Plan Waiver Agreement. A copy of the Rights Plan Waiver Agreement was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 4, 2022.
On January 23, 2023, the Company entered into an amendment of the Rights Plan Waiver Agreement pursuant to which the Company waived the existing ownership limits applicable to purchases of the Company’s Class A common stock by Bellevue, the Advisor and each other Excluded Person (as defined in the Rights Plan Waiver Agreement, as amended) including future issuances of Class A common stock issued in lieu of the Company paying cash to the Advisor for asset management services. In connection with such amendment, Bellevue, the Advisor and each other Excluded Person granted an irrevocable proxy to the Company granting the Company the right to vote any shares of Class A common stock directly or indirectly Beneficially Owned (as defined in the Rights Plan Waiver Agreement, as amended) collectively by Bellevue, the Advisor and each other Excluded Person in excess of 34.9% of the outstanding shares of the Company’s Class A common stock in the same proportion as all other shares voted by the Company’s stockholders.
With limited exceptions, from and after a person or entity becomes an Acquiring Person, all Rights that are, or, under certain circumstances specified in the A&R Rights Agreement, were, Beneficially Owned by any Acquiring Person (or by certain related parties) will be null and void. In addition, on and after the Distribution Date, any Right, the exercise or exchange of which would cause a Person to become an Acquiring Person, will become null and void.

Consequences of Any Person or Entity Becoming an Acquiring Person
Flip In. If any person or entity becomes an Acquiring Person (other than pursuant to a Permitted Offer or a transaction described below under “-Flip Over”), each Class A Right will entitle the holder thereof (other than Class A Rights that have become null and void) to purchase at the Purchase Price a number of shares of Class A common stock having a market value of twice the Purchase Price. However, these Class A Rights will not be exercisable until the Class A Rights are no longer redeemable by the Company as described below under “-Redemption” and are subject to the Company’s right to exchange described below under “-Exchange.” Depending on the level of the market price of Class A common stock as compared to the Purchase Price at the time of exercise, the exercise of these Class A Rights can be more or less dilutive to an Acquiring Person than an exchange.
A “Permitted Offer” is a tender or exchange offer for all outstanding shares of common stock at a price and on terms which a majority of our board of directors has previously determined are fair to the Company’s stockholders and not inadequate and otherwise in the best interests of the Company.
Exchange. If any person or entity becomes an Acquiring Person (but before the completion of a transaction described below under “-Flip Over”), the Company, upon the authorization and direction of our board of directors, may exchange the Class A Rights (other than Class A Rights that have become null and void), in whole or in part, for shares of Class A common stock on a one-for-one basis. To the extent prohibited by Maryland law, our board of directors will not authorize an exchange after an Acquiring Person becomes the Beneficial Owner of a majority of the outstanding shares of common stock.
Flip Over. If, after the date a majority of our board of directors becomes aware (pursuant to a public announcement or otherwise) that a person or entity has become an Acquiring Person, (i) the Company completes a merger or other business combination in which the Company is not the surviving entity or in which the Company is the surviving entity and its shares of common stock are or will be exchanged for securities of any other person or entity or other assets, or (ii) 50% or more of the Company’s assets or Earning Power (as defined in the A&R Rights Agreement) is sold or transferred, each Class A Right will entitle the holder thereof (other than Class A Rights that have become null and void) to purchase at the Purchase Price a number of shares of common stock of the acquiring company having a market value of twice the Purchase Price.
Expiration
The Rights will expire on August 18, 2025, unless earlier exercised, exchanged, amended or redeemed.
Redemption
At any time before the earlier of (i) the close of business on the 5th business day following the Distribution Date or (ii) the expiration of the Rights by their terms, the Company, upon the authorization and direction of our board of directors, may redeem the Class A Rights in whole, but not in part, at a price of $0.000001 per Class A Right. If Continuing Directors (as defined below) no longer comprise a majority of our board of directors, then, for a period of 180 days, the Class A Rights cannot be redeemed unless there are Continuing Directors and a majority of the Continuing Directors concur with the decision of our board of directors to redeem the Class A Rights. Immediately upon the action of our board of directors ordering redemption of the Class A Rights (with, if required, the concurrence of a majority of the Continuing Directors), or at a later time as our board of directors may establish for the effectiveness of the redemption, the Class A Rights will terminate and the only right of the holders of Class A Rights will be to receive the $0.000001 per Class A Right redemption price.
The “Continuing Directors” include any current member of our board of directors and any person subsequently elected to our board of directors upon recommendation or approval of a majority of those directors (or directors recommended or approved by them), and exclude an Acquiring Person, its affiliates and associates, or any of their respective representatives or nominees.
Amendment
The terms of the Class A Rights may be amended by our board of directors without the consent of the holders of the Class A Rights, except that from and after the Distribution Date no such amendment may adversely affect the interests of the holders of the Class A Rights (other than the Acquiring Person and its affiliates and associates).
Adjustment
The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Class A Rights is subject to adjustment in connection with various events from time to time to prevent dilution, including:
•if the Company declares a dividend on Series A Preferred Stock payable in shares of Series A Preferred Stock or effects a subdivision, combination or reclassification of the shares of Series A Preferred Stock;
•if the holders of Series A Preferred Stock are granted rights, options or warrants to subscribe for or purchase shares of Series A Preferred Stock (or shares having the same rights, privileges and preferences as the shares of Series A Preferred Stock) or convertible securities at a price less than the then current per share market price of the Series A Preferred Stock; or
•upon the distribution to all holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in shares of Series A Preferred Stock) or subscription rights or warrants (other than those referred to above).
With certain exceptions, no adjustment in the Purchase Price payable upon exercise of the Class A Rights will be required until cumulative adjustments amount to at least 1% of the Purchase Price.
The number of outstanding Class A Rights and the number of shares of Series A Preferred Stock issuable upon exercise of each Class A Right are also subject to adjustment in the event of a stock split of common stock or a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the shares of common stock occurring, in any such case, prior to the Distribution Date.

Certain Provisions of the Maryland General Corporation Law and our Charter and Bylaws

Power to Reclassify Shares of Our Stock
Our board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock, into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.
Number of Directors; Vacancies; Removal
We presently have four directors. This number may be increased or decreased from time to time pursuant to the bylaws, but may never be less than one or, unless our bylaws are amended, more than fifteen.Our board of directors is divided into three classes of directors serving staggered three-year terms. At each annual meeting, directors of one class are elected to serve until the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify. At any time that the number of directors comprising the board of directors is less than five, one director must be a managing director. A “managing director” means an individual identified by the Advisor or, in the absence of such designation, the individual then serving as chief executive officer. At any time that the number of directors comprising the board of directors if five or more, up to two directors shall be managing directors; provided, however, that, if only one managing director is identified by the Advisor, the board will include one managing director. To qualify for nomination or election as a director, an individual at the time of nomination and election must meet the qualifications of an independent director or managing director, as the case may be, depending on the position for which such individual may be nominated or elected. An “independent director” means an individual who meets the qualifications of an independent director set forth in our corporate governance guidelines, as amended from time to time.
We have elected in our charter to be subject to a provision of Maryland law requiring that, except as otherwise provided in the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors constitute less than a quorum, and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies. Any director may resign at any time by delivering his or her notice to the board of directors, the chairman of the board of directors, our chief executive officer or our secretary.

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, any or all directors may be removed from office with or without cause by the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors.
Action by Stockholders
Under the MGCL, common stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Meetings and Special Voting Requirements
Except as may otherwise be specified in our charter, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding stock entitled to vote generally in the election of directors can elect all of the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast.
However, our operating assets are held by our subsidiaries and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.
Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by our board of directors. Special meetings of stockholders to act on any matter that may properly be considered at a meeting of stockholders may be called by the board of directors, the chairman of the board of directors, the president or the chief executive officer and, subject to the satisfaction of certain procedural requirements, must be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on the matter at the meeting. The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights
As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.
Dissolution
Our dissolution must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter.
Business Combinations
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include, but are not limited to, a merger, a consolidation, a share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.
A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has adopted a resolution exempting any business combination first approved by the board of directors between us and any other person. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations first approved by the board of directors. As a result, if first approved by the board of directors, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time by our board of directors. If this resolution is repealed, or our board of directors does not otherwise approve a business combination with a person, the statute may discourage other from trying to acquire control of us and increase the difficulty of consummating an offer.
Control Share Acquisitions
Maryland law provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to such shares except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter, excluding “control shares:”
•owned by the acquiring person;
•owned by our officers; and
•owned by our employees who are also directors.
“Control shares” mean voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer in respect of which the acquirer can exercise or direct the exercise of voting power (except solely by virtue of revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:
•one-tenth or more, but less than one-third of all voting power;
•one-third or more, but less than a majority of all voting power; or
•a majority or more of all voting power.
Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means, subject to some exceptions, the acquisition of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a request to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.
If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement on or before the 10th day after the control share acquisition as required by the statute, then, subject to some conditions and limitations, we may acquire any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares of stock are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares of stock acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.
As permitted by the MGCL, our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock by any person. This bylaw provision may be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•a classified board,
•a two-thirds vote requirement for removing a director,
•a requirement that the number of directors be fixed only by vote of the directors,
•a requirement that a vacancy on our board of directors be filled only by affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred, and
•a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
We have elected to classify our board of directors under Subtitle 8. We have also elected that, except as may be provided by our board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships and require, unless called by our board of directors, the chairman of our board of directors, the president or the chief executive officer, the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.

Advance Notice of Director Nominations and New Business
Proposals to elect directors or conduct other business at an annual or special meeting must be brought in accordance with our bylaws. The bylaws provide that any business may be transacted at the annual meeting without being specifically designated in the notice of meeting. However, with respect to special meetings of stockholders, only the business specified in the notice of the special meeting may be brought at that meeting.
Our bylaws also provide that nominations of individuals for election to our board of directors and the proposal of other business may be made at an annual meeting, but only:
•in accordance with the notice of the meeting;
•by or at the direction of our board; or
•by a stockholder who was a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of the giving of notice and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws.
A notice of a director nomination or stockholder proposal to be considered at an annual meeting must be delivered to our secretary at our principal executive offices:
•not later than 5:00 p.m., Eastern Time, on the 120th day nor earlier than 150 days prior to the first anniversary of the date of release of the proxy statement for the previous year’s annual meeting; or
•if the date of the meeting is advanced or delayed by more than 30 days from the first anniversary date of the previous year’s annual meeting, not earlier than 150 days prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following our first public announcement of the date of such meeting.
Nominations of individuals for election to our board of directors may be made at a special meeting, but only:

•by or at the direction of our board; or
•if the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of the giving of notice and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in our bylaws.
A notice of a director nomination to be considered at a special meeting must be delivered to our secretary at our principal executive offices:
•not earlier than 120 days prior to the special meeting; and
•not later than 5:00 p.m., Eastern Time, on the later of either:
•90 days prior to the special meeting; or
•10 days following the day of our first public announcement of the date of the special meeting and the nominees proposed by our board to be elected at the meeting.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity against reasonable expenses actually incurred in the proceeding in which the director or officer was successful. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of  (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.
Our charter and bylaws require us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;
•any individual who, while our director or officer and at our request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or
•our advisor and any of its affiliates from and against any claim, liability or expense to which they may become subject or which they may incur by reason of their service as our advisor.
Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of us or a predecessor of us.
We have entered into an indemnification agreement with each of our directors and officers, and certain former directors and officers, providing for indemnification of such directors and officers to the maximum extent permitted by Maryland law. The indemnification agreements provide that each indemnitee is entitled to indemnification unless it is established that (1) the act or omission of an indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) such indemnitee actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, such indemnitee had reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements further limit each indemnitee’s entitlement to indemnification in cases where (1) the proceeding was one by or in the right of us and such indemnitee was adjudged to be liable to us, (2) such indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such indemnitee or (3) the proceeding was brought by such indemnitee, except in certain circumstances.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, other than actions arising under federal securities laws, (b) any Internal Corporate Claim, as the term is defined in the MGCL, or any successor provision, including, without limitation, (i) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, or (ii) any action against us or any of our directors, officers or other employees asserting a claim pursuant to any provision of the MGCL or our charter or our bylaws, or (c) any other action against us or any of our directors, officers or other employees asserting a claim governed by the internal affairs doctrine. None of these actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless we consent in writing to that court.
Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America, to the fullest extent permitted by law, are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.